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                                                                    EXHIBIT 99.1


                                INVESTOR CONTACT: Laurel Lefebvre
                                                  Director, Investor Relations
                                                  508-253-4080

                                   MEDIA CONTACT: Deborah Hohler
                                                  Public Relations Manager
                                                  508-253-8509



           STAPLES, INC. ANNOUNCES PLANNED PRIVATE PLACEMENT OF NOTES

Framingham, Mass., September 19, 2002 - Staples, Inc. (Nasdaq: SPLS) today announced that it plans to raise up to $325 million through an institutional private placement of senior notes. Completion of the offering is expected later this month, subject to market conditions.

The net proceeds of the anticipated offering will be used to finance a portion of the EUR825 million purchase price of Staples' acquisition of the European mail order business of Guilbert SA, a subsidiary of Pinault Printemps Redoute, which was announced in August 2002.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside of the United States in accordance with Regulation S under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

                                      # # #

This press release contains forward-looking statements regarding our ability to complete this private placement and to effectively use the proceeds. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for corporate debt securities in general and our notes in particular. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.